                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[ ]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[ ]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                      LOGO

                               GERON CORPORATION
                             230 CONSTITUTION DRIVE
                              MENLO PARK, CA 94025

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD ON MAY 29, 1998

TO THE STOCKHOLDERS OF GERON CORPORATION:

     NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of GERON CORPORATION, a Delaware corporation (the "Company"), will be held on Friday, May 29, 1998, at 9:00 a.m. local time at the company headquarters, 230 Constitution Drive, Menlo Park, California 94025 for the following purposes:

     1. To elect two Class II Directors to serve for a term of three years, or until their successors are elected.

     2. To approve an amendment to the Company's 1992 Stock Option Plan to increase the aggregate number of shares of Common Stock authorized for issuance under such Plan by 500,000 shares.

     3. To ratify the selection of Ernst & Young LLP as independent auditors of the Company for the fiscal year ending December 31, 1998.

     4. To transact such other business as may properly come before the meeting or any adjournment or postponement thereof.

     The foregoing items of business, including the nominees for Class II Directors, are more fully described in the Proxy Statement accompanying this Notice.

     The Board of Directors has fixed the close of business on Wednesday, April 1, 1998, as the record date for the determination of stockholders entitled to notice of and to vote at this Annual Meeting and at any adjournment or postponement thereof.

     All stockholders are cordially invited to attend the meeting in person. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) is enclosed for that purpose. Even if you have given your proxy, you may still vote in person if you attend the meeting. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain from the record holder a proxy issued in your name.

                                          By Order of the Board of Directors

                                          LOGO
                                          DAVID L. GREENWOOD
                                          Secretary
Menlo Park, California
April 2, 1998

     YOUR VOTE IS VERY IMPORTANT, REGARDLESS OF THE NUMBER OF SHARES YOU OWN. PLEASE READ THE ATTACHED PROXY STATEMENT CAREFULLY, COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AS PROMPTLY AS POSSIBLE AND RETURN IT IN THE ENCLOSED ENVELOPE.

                               GERON CORPORATION
                             230 CONSTITUTION DRIVE
                              MENLO PARK, CA 94025

                                PROXY STATEMENT

                 INFORMATION CONCERNING SOLICITATION AND VOTING

GENERAL

     The enclosed proxy is solicited on behalf of the Board of Directors of Geron Corporation, a Delaware corporation (the "Company") for use at the Annual Meeting of Stockholders to be held on May 29, 1998, at 9:00 a.m. local time (the "Annual Meeting"), or at any adjournment or postponement thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting. The Annual Meeting will be held at the company headquarters, 230 Constitution Drive, Menlo Park, California 94025. The Company intends to mail this proxy statement and accompanying proxy card on or about April 10, 1998 to all stockholders entitled to vote at the Annual Meeting.

SOLICITATION

     The Company will bear the entire cost of solicitation of proxies including preparation, assembly, printing and mailing of this proxy statement, the proxy and any additional information furnished to stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of Common Stock beneficially owned by others to forward to such beneficial owners. In addition, the Company may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. The original solicitation of proxies by mail may be supplemented by telephone, telegram or personal solicitation by directors, officers, or other regular employees of the Company. No additional compensation will be paid to directors, officers or other regular employees for such services.

VOTING RIGHTS AND OUTSTANDING SHARES

     Only holders of record of Common Stock at the close of business on Wednesday, April 1, 1998, (the "Record Date") will be entitled to notice of and to vote at the Annual Meeting. At the close of business on the Record Date, the Company had outstanding and entitled to vote 11,144,086 shares of Common Stock. Each holder of record of Common Stock on such date will be entitled to one vote for each share held on all matters to be voted upon at the Annual Meeting.

     All votes will be tabulated by the inspector of election appointed for the meeting, who will separately tabulate affirmative and negative votes, abstentions and broker non-votes. Abstentions will be counted towards the tabulation of votes cast on proposals presented to the stockholders and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether a particular matter has been approved.

REVOCABILITY OF PROXIES

     Any person giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted. It may be revoked by filing with the Secretary of the Company at the Company's offices, 230 Constitution Drive, Menlo Park, California 94025, a written notice of revocation or a duly executed proxy bearing a later date, or it may be revoked by attending the meeting and voting in person. Attendance at the meeting will not, by itself, revoke a proxy.

STOCKHOLDER PROPOSALS

     Proposals of stockholders that are intended to be presented at the Company's 1999 Annual Meeting of Stockholders must be received by the Company not later than January 22, 1999 in order to be included in the proxy statement and proxy relating to that Annual Meeting.

                   MATTERS TO BE CONSIDERED AT ANNUAL MEETING

                                   PROPOSAL I

                             ELECTION OF DIRECTORS

     Geron has three classes of directors; serving staggered three-year terms. Class II consists of three directors, two of whom will be elected at this Annual Meeting. There is currently one vacancy for a Class II director. Class III consists of two directors who will be elected at the 1999 Annual Meeting; and Class I consists of three directors who will be elected at the 2000 Annual Meeting. There is currently one vacancy for a Class I director. At this Annual Meeting, the Class II Directors are to be elected for three-year terms expiring on the date of the Annual Meeting in 2001 or until their successors are elected and qualified. The Board of Directors has selected two nominees for Class II Directors, both of whom are currently directors of the Company. The two candidates receiving the highest number of affirmative votes of the shares represented and entitled to vote at the Annual Meeting will be elected as Class II Directors of the Company.

     Shares represented by executed proxies will be voted, if authority to do so is not withheld, for the election of the two nominees named below. In the event that any nominee should be unavailable for election as a result of an unexpected occurrence, such shares will be voted for the election of such substitute nominee as management may propose. Each person nominated for election has agreed to serve if elected, and management has no reason to believe that any nominee will be unable to serve.

                       THE BOARD OF DIRECTORS RECOMMENDS
                     A VOTE IN FAVOR OF EACH NAMED NOMINEE

     Set forth below is information regarding the nominees for Class II Director, the periods during which they have served as directors, and information furnished by them as to principal occupations and directorships held by them in corporations whose shares are publicly registered. There is currently one vacancy for Class II director.

NOMINEES FOR CLASS II DIRECTOR (TERM ENDING IN 2001)

                NAME                   AGE    PRINCIPAL OCCUPATION/POSITION WITH THE COMPANY
                ----                   ---    ----------------------------------------------
Ronald W. Eastman                      46     President and Chief Executive Officer
Thomas D. Kiley, Esq                   55     Attorney-at-law

     RONALD W. EASTMAN has served as President, Chief Executive Officer and Director of the Company since May 1993. From 1978 until joining the Company, Mr. Eastman was employed with American Cyanamid Co., most recently as a Vice President and General Manager of Lederle Laboratories, American Cyanamid's pharmaceutical business. Mr. Eastman holds a B.A. from Williams College and an M.B.A. from Columbia University.

     THOMAS D. KILEY, ESQ., has served as a Director of the Company since September 1992. He has been self-employed since 1988 as an attorney, consultant, and investor. From 1980 to 1988, he was an officer of Genentech, Inc., a biotechnology company, serving variously as Vice President and General Counsel, Vice President for Legal Affairs and Vice President for Corporate Development. From 1969 to 1980, he was with the Los Angeles law firm of Lyon & Lyon and was a partner in such firm from 1975 to 1980. Mr. Kiley is also a director Pharmacyclics, Inc., Connectics Corp., Cardiogenesis Corporation and certain privately held biotechnology and other companies. Mr. Kiley holds a B.S. in Chemical Engineering from Pennsylvania State University and a J.D. from George Washington University.

CONTINUING DIRECTORS

     Set forth below is information regarding the continuing Class III and Class I Directors of the Company, including their ages, the periods during which they have served as directors, and information furnished by them as to principal occupations and directorships held by them in corporations whose shares are publicly registered. There is currently one vacancy for Class I director.

CLASS III DIRECTORS (TERM ENDING IN 1999)

                NAME                  AGE   PRINCIPAL OCCUPATION/POSITION WITH THE COMPANY
                ----                  ---   ----------------------------------------------
Alexander E. Barkas, Ph.D             50    General Partner, Prospect Venture Partners
Robert B. Stein, M.D., Ph.D           47    Executive Vice President, Research &
                                            Preclinical Development, The DuPont Merck
                                            Research Labs

     ALEXANDER E. BARKAS, PH.D., has served as Chairman of the Board since July 1993 and as a Director of the Company since March 1992. From March 1992 until May 1993, he served as President and Chief Executive Officer of the Company. He is a founding partner of Prospect Venture Partners, a venture capital investment firm formed in 1997. Dr. Barkas was a partner with Kleiner Perkins Caufield & Byers, a venture capital investment firm, from 1991 to 1997. Dr. Barkas is also a director of Connetics Corp. and several privately held medical technology companies. He holds a B.A. from Brandeis University and Ph.D. from New York University.

     ROBERT B. STEIN, M.D., PH.D., has served as a Director of the Company since April 1996. Since September 1996 Dr. Stein has been Executive Vice President of Research & Preclinical Development at The DuPont Merck Research Labs. From August 1993 to September 1996, Dr. Stein was Senior Vice President and Chief Scientific Officer of Ligand Pharmaceuticals, Inc., a pharmaceutical company, and from May 1990 to August 1993, he was Vice President of Research at Ligand. From 1982 to 1990, Dr. Stein held various positions with Merck, Sharp, and Dohme Research Laboratories, a pharmaceutical company, including Senior Director and Head of the Department of Pharmacology from 1989 to 1990. Dr. Stein holds a B.S. in Biology and Chemistry from Indiana University and an M.D. and a Ph.D. in Physiology and Pharmacology from Duke University.

CLASS I DIRECTORS (TERM ENDING IN 2000)

                NAME                  AGE   PRINCIPAL OCCUPATION/POSITION WITH THE COMPANY
                ----                  ---   ----------------------------------------------
Charles M. Hartman                    56    General Partner, CW Group
John P. Walker                        49    Chairman and Chief Executive Officer, AxyS
                                            Pharmaceuticals, Inc.

     CHARLES M. HARTMAN has served as a Director of the Company since August 1992. He has been a general partner of CW Group, a venture capital partnership, since 1983. From 1965 to 1983, Mr. Hartman held a number of positions with Johnson & Johnson. He is also a director of SUGEN, Inc., Ribozyme Pharmaceuticals, Inc. and several privately held life sciences companies. He is also a director of the Hastings Center, a nonprofit organization dedicated to the study of ethics in medicine and the life sciences. Mr. Hartman holds a B.S. in Chemistry from Notre Dame University and an M.B.A. from the University of Chicago.

     JOHN P. WALKER has served as a Director of the Company since April 1997. He is currently Chairman and Chief Executive Officer and a Director of AxyS Pharmaceuticals, Inc., which is the corporation that resulted from the merger of Arris Pharmaceutical Corporation and Sequana Therapeutics, Inc. From 1993 to 1997, he was President, Chief Executive Officer and a director of Arris Pharmaceutical Corporation. From 1991 to 1993, he was Chairman, President and Chief Executive Officer of Vitaphore Corporation, a company which was acquired in April 1990 by Union Carbide Chemicals and Plastics Company Inc. Following that acquisition, Mr. Walker served as the latter company's Vice President, Biomaterials Systems. From 1971 to 1985, Mr. Walker was employed by American Hospital Supply Corporation in a variety of general management, sales and marketing positions, most recently serving as President of the American Hospital

Company. He received his B.A. degree from the State University of New York at Buffalo and conducted graduate business studies at Northwestern University Institute for Management. Mr. Walker serves as a director of Microcide Pharmaceuticals, Signal Pharmaceuticals, and the Northern California Chapter of the Multiple Sclerosis Society.

     There are no family relationships among executive officers or directors of the Company.

BOARD COMMITTEES AND MEETINGS

     During the fiscal year ended December 31, 1997, the Board of Directors held five meetings. The Board has an Audit Committee, a Compensation Committee and a Stock Option Committee. During the fiscal year ended December 31, 1997, all directors attended at least 75% of the meetings of the Board and the committees on which he served, held during the period for which he was a director or committee member, respectively.

     The Audit Committee meets with the Company's independent auditors at least annually to review the results of the annual audit and discuss the financial statements; recommends to the Board the independent auditors to be retained; and receives and considers the auditors' comments as to financial controls, adequacy of staff, as well as management performance and procedures in connection with the annual audit and financial controls. The Audit Committee, which is composed of Dr. Barkas and Mr. Kiley met in March 1997 in connection with the audit of the 1996 financial statements.

     The Compensation Committee makes recommendations concerning salaries and incentive compensation, administers the incentive compensation and benefit plans of the Company, and performs such other functions regarding compensation as the Board may delegate. In addition, the Compensation Committee has exclusive authority to administer the 1992 Stock Option Plan with respect to executive officers and directors. The Compensation Committee, which is comprised of Dr. Barkas and Mr. Dovey, held numerous informal conversations and acted by written consent on eight occasions during fiscal 1997. Mr. Dovey resigned from the Board of Directors in March 1998, and as a result, there is currently a vacancy on the Compensation Committee.

     The Stock Option Committee was formed in December 1996 in order to provide timely option grants to new employees and consultants (other than executive officers and directors of the Company) and currently consists of one member, Mr. Eastman. The Stock Option Committee has limited authority to administer the Company's 1992 Stock Option Plan concurrently with the Compensation Committee. The Stock Option Committee has the authority to grant options for up to 20,000 shares of Common Stock to new employees and consultants in accordance with procedures approved by the Board of Directors. The Stock Option Committee acted by written consent on twenty-one occasions during fiscal 1997.

COMPENSATION OF DIRECTORS

     Directors currently receive no cash fees for services provided in that capacity but are reimbursed for out-of-pocket expenses incurred in connection with attendance at meetings of the Board of Directors.

     Each nonemployee director receives periodic option grants for shares of Common Stock pursuant to the Company's 1996 Directors' Stock Option Plan (the "Directors' Plan"). The Directors' Plan provides that a nonemployee director of the Company will be granted a nonstatutory stock option to purchase 25,000 shares of Common Stock (the "First Option") on the date on which the optionee first becomes a nonemployee director of the Company. Thereafter, on the date of each annual meeting of the Company's stockholders, each nonemployee director will be granted an option to purchase 5,000 shares of Common Stock (a "Subsequent Option") if, on such date, he or she continues to serve on the Board of Directors and has served on the Board of Directors for at least six months. The First Options become exercisable in installments equal to 33 1/3% of the total number of shares subject to the First Option on each of the first, second and third anniversaries of the date of grant of the First Option; the Subsequent Options become exercisable in whole on the first anniversary of the date of grant. The exercise price of all stock options granted under the Directors' Plan will be equal to the fair market value of a share of the Company's Common Stock on the date of grant of the option. Options granted under the Directors' Plan have a term of ten years. During 1997, options to purchase 5,000 shares were granted to Dr. Barkas, Mr. Dovey, Mr. Kiley, Mr. Hartman, and Dr. Stein in connection with the 1997 Annual Meeting under the Directors' Plan. In addition, options to purchase 25,000 shares of Common Stock were granted to Mr. Walker in connection with his appointment to the Board of Directors.

     In April 1996, the Company entered into a Consulting Agreement with Thomas
D. Kiley, a Director of the Company, pursuant to which Mr. Kiley agreed to provide such advice and consultation as reasonably requested by the Company to its officers and scientists on the direction, implementation and operations of its scientific programs, business plans and management of intellectual property. As compensation for his services under this agreement, Mr. Kiley received an option to purchase 7,352 shares of Common Stock at an exercise price of $2.04 per share, with monthly vesting over a five year period. Unless otherwise terminated by either the Company or Mr. Kiley, this agreement will expire on April 10, 2001.

     In April 1997, the Company entered into a Consulting Agreement with John P. Walker, a Director of the Company, pursuant to which Mr. Walker agreed to provide such advice and consultation as reasonably requested by the Company to its officers and scientists on the direction, implementation and operations of its scientific programs and business plans. As compensation for his services under this agreement, Mr. Walker received an option to purchase 10,000 shares of Common Stock at an exercise price of $9.25 per share, with annual vesting over a three year period. In addition, Mr. Walker will receive cash compensation in the amount of $10,000 per year, payable quarterly. Unless otherwise terminated by either the Company or Mr. Walker, this agreement will expire on April 3, 2000.

                                   PROPOSAL 2

              APPROVAL OF AMENDMENT TO THE 1992 STOCK OPTION PLAN

     The Company's stockholders are being asked to approve an amendment to the Company's 1992 Stock Option Plan, as amended (the "Stock Option Plan") to increase the number of shares issuable thereunder by 500,000 shares. In March 1998, the Board amended the Stock Option Plan, subject to stockholder approval, to increase the aggregate number of shares authorized for issuance under the Stock Option Plan from 3,771,137 to 4,271,137. The Board adopted the amendment to ensure that the Company can continue to grant stock options, at levels determined appropriate by the Board, to attract and retain qualified employees and consultants.

     The Stock Option Plan was initially adopted by the Board of Directors in May 1992 and approved by the stockholders in July 1992 and has been amended several times since then. As of December 31, 1997, a total of 3,555,219 shares of Common Stock had been authorized for issuance under the Stock Option Plan with an automatic increase on the first trading day of the 1998, 1999, 2000 and 2001 calendar years of an additional number of shares equal to 2% of the number of shares of Common Stock outstanding on December 31 of the immediately preceding calendar year, with no such annual increase to exceed 300,000 shares. Taking into account the annual increase for 1998, a total of 3,771,137 shares of Common Stock have been authorized for issuance under the Stock Option Plan, as of the date of this Proxy Statement.

     As of April 1, 1998, options to purchase a total of 2,196,762 shares were outstanding under the Stock Option Plan (net of canceled or expired options), and 573,918 shares remained available for future grants under the Stock Option Plan. As of April 1, 1998, the aggregate fair market value of shares subject to outstanding options under the Stock Option Plan was $26,635,739, based upon the closing price of the Common Stock on the Nasdaq National Market.

SUMMARY OF 1992 STOCK OPTION PLAN

     The following is a summary of the principal features of the Stock Option Plan, together with the applicable tax implications, which will be in effect if the proposed amendment to the Stock Option Plan is approved. The summary, however, does not purport to be a complete description of all the provisions of the Stock Option Plan. Any stockholder of the Company who wishes to obtain a copy of the actual plan document may do so upon written request to the Secretary to the Company at the Company's principal executive offices in Menlo Park, California.

  GENERAL

     The Stock Option Plan provides for grants to employees of the Company and any subsidiary of the Company (including officers and employee directors) of "incentive stock options" ("ISO's") within the meaning of Section 422 of the Internal Revenue Code of 1986, as amended (the "Code"), and for grants of nonstatutory stock options ("NSO's") to employees (including officers and employee directors) and consultants (including non-employee directors) of the Company or any affiliate of the Company. As of April 1, 1998, five executive officers and approximately 120 other employees and consultants (including non-employee directors) were eligible to participate in the Stock Option Plan. See "Federal Income Tax Aspects" below for information concerning the tax treatment of incentive stock options and nonstatutory stock options.

     The Stock Option Plan is not a qualified deferred compensation plan under
Section 401(a) of the Code, and is not subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended ("ERISA").

  PURPOSE

     The purposes of the Stock Option Plan are to attract and retain the best available personnel for positions of substantial responsibility, to give employees and consultants of the Company a greater personal stake in the success of the Company's business, to provide additional incentive to the employees and consultants of the Company to continue and advance in their employment and service to the Company and to promote the success of the Company's business.

  ADMINISTRATION

     The Stock Option Plan is administered by the Company's Board of Directors or a committee of the Board (the "Administrator"). The Stock Option Plan is currently being administered by the Compensation Committee and the Stock Option Committee of the Board of Directors with review by the entire Board of Directors. With respect to executive officers and directors of the Company (including executive officers who are also directors), the Stock Option Plan will be administered exclusively by the Compensation Committee of the Board of Directors. The Administrator may determine the terms of the options granted, including the exercise price, the number of shares subject to each option and the exercisability of the option. The Administrator also has the authority to select the individuals to whom options will be granted and to make any combination of grants to individuals. The Administrator's interpretation and construction of any provision of the Stock Option Plan are final and binding upon all participants. Members of the Board receive no additional compensation for their services in connection with the administration of the Stock Option Plan.

  ELIGIBILITY

     The Stock Option Plan provides that incentive stock options may be granted only to employees (including officers and employee directors) of the Company or any affiliate of the Company, while nonstatutory stock options may be granted not only to employees (including officers and employee directors), but also consultants (including non-employee directors) of the Company or any affiliate of the Company. The Administrator shall have full authority to determine which eligible individuals are to receive option grants under the Plan, the number of shares to be covered by each such grant, whether the granted option is to be an incentive stock option which satisfies the requirements of Section 422 of the Code or a nonstatutory stock option not intended to meet such requirements, the time or times at which each such option is to become exercisable, and the maximum term for which the option is to remain outstanding.

     The Stock Option Plan provides that the maximum number of shares of Common Stock which may be granted under options to any one employee during any fiscal year shall be 500,000 subject to adjustment as provided in the Stock Option Plan. There is also a limit on the aggregate market value of shares subject to all incentive stock options that may be granted to an optionee during any calendar year.

  STOCK SUBJECT TO THE STOCK OPTION PLAN

     An aggregate of 3,771,137 shares (4,271,137 shares assuming the proposed amendment is approved) of Common Stock has been authorized for issuance under the Stock Option Plan, as amended, including the automatic annual increase for 1998. If stock option awards granted under the Stock Option Plan expire or otherwise terminate without being exercised, the shares of Common Stock not purchased pursuant to such award again become available for issuance under the Stock Option Plan.

  TERMS OF OPTIONS

     The following is a description of the permissible terms of options under the Stock Option Plan. Individual option grants may be more restrictive as to any or all of the permissible terms described below.

     Exercise Price; Payment. The exercise price under the Stock Option Plan is determined by the Administrator and in the case of all incentive stock options granted under the Stock Option Plan the exercise price must be at least equal to the fair market value of the Common Stock of the Company on the date of grant. The exercise price of all nonstatutory stock options must equal at least 85% of the fair market value of the Common Stock on the date of grant. The exercise price of any incentive stock option granted to an optionee who owns stock representing more than 10% of the total combined voting power of all classes of stock of the Company or any of its subsidiaries (a "10% Stockholder") must equal at least 110% of the fair market value of the Common Stock on the date of grant. At April 1, 1998, the closing sales price of a share of the Company's Common Stock as reported on the Nasdaq National Market was $12.13 per share.

     The consideration to be paid for shares issued on exercise of options granted under the Stock Option Plan, including the method of payment, is determined by the Administrator and may consist entirely of cash, check, promissory note, shares of the Company's Common Stock which have been beneficially owned by the optionee for at least six months or which were not acquired directly or indirectly from the Company, with a fair market value on the exercise date equal to the aggregate exercise price of the shares purchased, authorization from the Company to retain from the total number of shares as to which the option is exercised a number of shares having a fair market value on the exercise date equal to the aggregate exercise price of the shares issued, or delivery of a properly executed notice and irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds required to pay the exercise price. The Administrator may also authorize payments by any combination of the above methods or any other consideration and method of payment permitted by law.

     Option Exercise. Each option may be exercised during the lifetime of the optionee only by such optionee or in the case of a nonstatutory stock option by a transferee under a qualified domestic relations order. Options granted under the Stock Option Plan generally vest in a series of installments over a 4 or 5 year period, with a portion vesting after the six month period from the date of grant and the balance vesting over the remaining term. Under certain circumstances, options may be exercised prior to vesting, subject to the Company's right to repurchase shares subject to such option at the exercise price paid per share. The Company's repurchase rights would terminate on a vesting schedule identical to the vesting schedule of the exercised option. In addition, the Stock Option Plan provides that the Administrator, in its sole discretion, may assist any optionee in the exercise of an option by authorizing the extension of a loan from the Corporation to such optionee or by permitting such optionee to pay the exercise price in installments over a period of years.

     Term. The Administrator determines the term of options. The term of a stock option granted under the Stock Option Plan may not exceed ten years; provided, however, that the term of an incentive stock option may not exceed five years for 10% Stockholders.

     In the event an optionee ceases to be employed or retained by the Company for any reason other than death or disability, each outstanding option held by such optionee will remain exercisable for the three-month period following the date of such cessation of employment or service. Should the optionee's employment or service terminate by reason of disability, each outstanding option will remain exercisable for the six month period following the date of such cessation of employment. Should the disability be deemed a permanent disability or should the optionee's employment terminate by reason of death, options held by such optionee will remain exercisable for 12 months following such cessation of employment or service. The Board will have full power and authority to extend the period of time for which the option is to remain exercisable following the optionee's termination of service.

  ADJUSTMENT PROVISIONS

     In the event any change is made to the Common Stock issuable under the Stock Option Plan by reason of any stock split, stock dividend, combination of shares, exchange of shares or other change affecting the outstanding Common Stock as a class without receipt of consideration, appropriate adjustments shall be made to (i) the aggregate number and/or class of shares issuable under the Plan, (ii) the maximum number of shares for which any one person may be granted options per calendar year and (iii) the aggregate number and/or class of shares and the option price per share in effect under each outstanding option in order to prevent the dilution or enlargement of benefits thereunder. The adjustments determined by the Administrator shall be final, binding and conclusive.

  EFFECT OF CERTAIN CORPORATE EVENTS

     In the event of a transaction involving a change in control of the Company, the Stock Option Plan provides that each outstanding option will accelerate so that each option will be fully exercisable for all of the shares subject to such option immediately prior to the effective date of the transaction. In addition, upon the occurrence of such a transaction, the Stock Option Plan provides that all of the outstanding repurchase rights of the Company with respect to shares of Common Stock acquired upon exercise of options granted under the Stock Option Plan will terminate.

  DURATION AND AMENDMENT

     Unless terminated sooner through action by the Board of Directors, the Stock Option Plan shall terminate in 2002. The Board shall have complete and exclusive power and authority to amend or modify the Stock Option Plan in any or all respects whatsoever; provided, however, that no amendment or modification shall, without the consent of the holders, adversely affect the rights and obligations with respect to options outstanding under the Stock Option Plan; and provided, further that the Board shall not, without the approval of the Company's stockholders, (i) increase the maximum number of shares issuable under the Stock Option Plan or the maximum number of shares for which any person may be granted options per calendar year, (ii) materially modify the eligibility requirements for the grant of options under the Stock Option Plan, (iii) materially increase the benefits accruing to Stock Option Plan participants or
(iv) increase the annual limitation on grants to participants under the Stock Option Plan.

  RESTRICTIONS ON TRANSFER

     An option is nontransferable by the optionee other than by will or the laws of descent and distribution provided, however, that certain nonstatutory stock options may be transferable. An option is exercisable during the optionee's lifetime only by the optionee or permitted transferee and in the event of the optionee's death, by a person who acquires the right to exercise the option by bequest or inheritance or by reason of death of the optionee or permitted transferee.

  FEDERAL INCOME TAX ASPECTS

     The following is a brief summary of the U.S. federal income tax consequences of transactions under the Stock Option Plan based on federal income tax laws in effect as of the date of this Proxy Statement. This summary is not intended to be exhaustive and does not address all matters which may be relevant to a particular optionee based on his or her specific circumstances. The summary addresses only current U.S. federal income tax law and expressly does not discuss the income tax law of any state, municipality or non-U.S. taxing jurisdiction or gift, estate or other tax laws other than federal income tax law. The Company advises all participants under the Stock Option Plan to consult their own tax advisors concerning tax implications of options grants and exercises and the disposition of stock acquired upon such exercises under the Stock Option Plan.

     Options granted under the Stock Option Plan may be either "incentive stock options," which are intended to qualify for the special tax treatment provided by Section 422 of the Code, or nonstatutory stock options, which will not so qualify.

     If an option granted under the Stock Option Plan is an incentive stock option, the optionee will recognize no income upon grant of the incentive stock option and incur no tax liability due to the exercise, except to the extent that such exercise causes the optionee to incur alternative minimum tax (see discussion below). The Company will not be allowed a deduction for federal income tax purposes as a result of the exercise of an incentive stock option regardless of the applicability of the alternative minimum tax. Upon the sale or exchange of the shares acquired upon exercise more than two years after grant of the option and one year after such exercise, any gain will be treated as long-term capital gain. If both of these holding periods are not satisfied, the optionee will recognize ordinary income equal to the difference between the exercise price and the lower of the fair market value of the stock at the date of the option exercise or the sale price of the stock. The Company will be entitled to a deduction in the same amount as the ordinary income recognized by the optionee. Any gain recognized on a disposition of the shares prior to completion of both of the above holding periods in excess of the amount treated as ordinary income will be characterized as long-term capital gain if the sale occurs more than one year after exercise of the option or as short-term capital gain if the sale is made earlier. For individual taxpayers, the current U.S. federal income tax on long-term capital gains is alternatively 28% (in the case of shares held more than one year but less than 18 months after exercise) and 20% (in the case of shares held more than 18 months after exercise), whereas the maximum rate on other income is 39.6%. Capital losses are allowed under U.S. tax laws in full against capital gains plus $3,000 of other income.

     All other options which do not qualify as incentive stock options are referred to as nonstatutory stock options. An optionee will not recognize any taxable income under U.S. tax laws at the time he or she is granted a nonstatutory stock option. However, upon its exercise, under U.S. tax laws the optionee will recognize ordinary income for tax purposes measured by the excess of the then fair market value of the shares over the exercise price. In certain circumstances, where the shares are subject to a substantial risk of forfeiture when acquired, the date of taxation under U.S. tax laws may be deferred unless the optionee files an election with the Internal Revenue Service under Section 83(b) of the Code. The income recognized by an optionee who is also an employee of the Company will be subject to income and employment tax withholding by the Company by payment in cash by the optionee or out of the optionee's current earnings. Upon resale of such shares by the optionee, any difference between the sales price and the fair market value of the shares as of the date of exercise of the option will be treated under U.S. tax laws as capital gain or loss, and will qualify for long-term capital gain or loss treatment if the shares have been held for more than one year from the date of exercise.

     The exercise of an incentive stock option may subject the optionee to the alternative minimum tax under Section 55 of the Code. The alternative minimum tax is calculated by applying a tax rate of 26% to alternative minimum taxable income of joint filers up to $175,000 ($87,500 for married taxpayers filing separately) and 28% to alternative minimum taxable income above that amount. Alternative minimum taxable income is equal to (i) taxable income adjusted for certain items, plus (ii) items of tax preference less (iii) an exclusion of $45,000 for joint returns, $33,750 for unmarried individual returns and $22,500 in the case of married taxpayers filing separately (which exemption amounts are phased out for upper income taxpayers). Alternative minimum tax will be due if the tax determined under the foregoing formula exceeds the regular tax of the taxpayer for the year.

     In computing alternative minimum taxable income, shares purchased upon exercise of an incentive stock option are treated as if they had been acquired by the optionee pursuant to exercise of a nonstatutory stock option. As a result, the optionee recognizes alternative minimum taxable income equal to the excess of the fair market value of the shares on the date of exercise over the option's exercise price. Because the alternative minimum tax calculation may be complex, any optionee who upon exercising an incentive stock option would recognize (together with other alternative minimum taxable income preference and adjustment items for the year) alternative minimum taxable income in excess of the exclusion amount noted above should consult his or her own tax advisor prior to exercising the incentive stock option.

     If an optionee pays alternative minimum tax, the amount of such tax may be carried forward as a credit against any subsequent year's regular tax in excess of the alternative minimum tax for such year.

  SECTION 162(M) OF THE INTERNAL REVENUE CODE

     Section 162(m) of the Internal Revenue Code of 1986, as amended, enacted as part of the Omnibus Budget Reconciliation Act of 1993, provides that a publicly held corporation cannot deduct compensation of a covered employee (the CEO and the four other most highly compensated employees for the taxable year whose compensation is required to be reported to stockholders under the Securities Exchange Act of 1934, as amended) to the extent the compensation exceeds $1 million per tax year. There is a statutory exception to this limitation for compensation based on the attainment of performance goals. Income derived from stock options will qualify for this exception and thus be treated as performance-based compensation if granted in accordance with the requirements set forth in Section 162(m). The 1992 Stock Option Plan complies with those requirements. However, because the 1992 Stock Option Plan is being amended to increase the number of shares of Common Stock reserved for issuance under the 1992 Stock Option Plan, the Company is again required to obtain stockholder approval for the amended plan in order for the options to continue to qualify as performance-based compensation under Section 162(m).

PLAN BENEFITS

     The Company cannot currently determine the number of shares subject to options that may be granted in the future to executive officers and employees under the Stock Option Plan. The actual benefits, if any, to the holders of stock options issued under the Stock Option Plan are not determinable prior to exercise as the value, if any, of such stock options to their holders is represented by the difference between the market price of a share of the Company's Common Stock on the date of exercise and the exercise price of a holder's stock option. The following table presents certain information with respect to stock awards granted under the 1992 Stock Option Plan for the fiscal year ended December 31, 1997 to (i) each of the executive officers named in the Summary Compensation Table, (ii) all executive officers as a group, (iii) all non-executive officer directors as a group and (iv) all non-executive officer employees as a group.

                                                                          NUMBER OF SHARES
                                                    WEIGHTED AVERAGE   SUBJECT TO STOCK AWARDS
                NAME AND POSITION                    EXERCISE PRICE    GRANTED IN FISCAL 1997
                -----------------                   ----------------   -----------------------
Ronald W. Eastman.................................       $11.49                230,000
  President and Chief Executive Officer
David L. Greenwood................................       $11.57                165,000
  Chief Financial Officer, Vice President of
     Corporate Development, Treasurer, and
     Secretary
Calvin B. Harley, Ph.D............................       $11.00                125,000
  Chief Scientific Officer
Kevin R. Kaster...................................       $11.58                135,000
  Vice President of Intellectual Properties and
     Chief Patent Counsel
Michael D. West, Ph.D(1)..........................       $12.26                 80,000
  Vice President of New Technologies
All Executive Officers as a group(6 persons)......       $11.03                885,000
All Non-Executive Officer Directors as a Group(6
  persons)(2).....................................       $ 9.15                 60,000
All Non-Executive Officer Employees as a Group(88
  persons)........................................       $10.51                328,042

---------------
(1) Dr. West resigned from the Company in February 1998.

(2) Mr. Dovey resigned from the Board of Directors in March 1998.

                                 REQUIRED VOTE

     Stockholders are requested in this Proposal 2 to approve the amendment to the Stock Option Plan to increase the number of shares reserved for issuance thereunder by 500,000 shares. The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the meeting will be required to approve the proposal. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 2.

                                   PROPOSAL 3

               RATIFICATION OF SELECTION OF INDEPENDENT AUDITORS

     The Board of Directors has selected Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998 and has further directed that management submit the selection of independent auditors for ratification by the stockholders at the Annual Meeting. Ernst & Young LLP has served as the Company's independent auditors since 1992. Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting, will have an opportunity to make a statement if they so desire and will be available to respond to appropriate questions.

     Stockholder ratification of the selection of Ernst & Young LLP as the Company's independent auditors is not required by the Company's By-laws or otherwise. However, the Board is submitting the selection of Ernst & Young LLP to the stockholders for ratification as a matter of good corporate practice. If the stockholders fail to ratify the selection, the Audit Committee and the Board will reconsider whether or not to retain that firm. Even if the selection is ratified, the Audit Committee and the Board in their discretion may direct the appointment of different independent auditors at any time during the year if they determine that such a change would be in the best interests of the Company and its stockholders.

                                 REQUIRED VOTE

     The affirmative vote of the holders of a majority of the shares present in person or represented by proxy and entitled to vote on the proposal at the meeting will be required to ratify the selection of Ernst & Young LLP. Abstentions will be counted toward the tabulation of votes cast on the proposal and will have the same effect as negative votes. Broker non-votes are counted towards a quorum, but are not counted for any purpose in determining whether this matter has been approved.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE IN FAVOR OF PROPOSAL 3.

         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth certain information regarding the beneficial ownership of the Company's Common Stock as of February 27, 1998 by: (i) each nominee for director, (ii) each current director, (iii) each of the executive officers named in the Summary Compensation Table; (iv) all executive officers and directors of the Company as a group; and (v) all those known by the Company to be beneficial owners of more than five percent of its Common Stock.

                                                         BENEFICIAL OWNERSHIP(1)
                                                         -----------------------
                                                         NUMBER OF    PERCENT OF
                   BENEFICIAL OWNER                       SHARES        TOTAL
                   ----------------                      ---------    ----------
Alexander E. Barkas, Ph.D.(2)..........................     61,828          *
Charles M. Hartman(3)..................................     76,592          *
Thomas D. Kiley, Esq.(4)...............................     74,300          *
Robert B. Stein, M.D., Ph.D.(5)........................     25,000          *
John P. Walker(6)......................................     11,550          *
Ronald W. Eastman(7)...................................    450,121      4.02%
David L. Greenwood(8)..................................    154,227      1.40%
Calvin B. Harley, Ph.D.(9).............................    159,322      1.45%
Kevin R. Kaster(10)....................................    124,827      1.14%
Thomas B. Okarma(11)...................................         --          *
Michael D. West, Ph.D.(12).............................     29,943          *
All directors and executive officers as a group (11
  persons).............................................  1,167,710      9.94%

---------------
  *  Represents beneficial ownership of less than 1% of the Common Stock.

 (1) Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage of ownership of that person, shares of Common Stock subject to options held by that person that are currently exercisable or exercisable within 60 days of February 27, 1998 are deemed outstanding. Such shares, however, are not deemed outstanding for the purpose of computing the percentage ownership of each other person. The persons named in this table have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them, subject to community property laws where applicable and except as indicated in the other footnotes to this table.

 (2) Includes 28,593 shares held directly by Alexander E. Barkas, 882 shares held by Lynda Wijcik, the spouse of Dr. Barkas, and 32,353 shares issuable upon the exercise of outstanding options held by Dr. Barkas exercisable within 60 days of February 27, 1998, at which date 26,837 shares were vested.

 (3) Includes 22,967 shares held directly by Charles M. Hartman and 24,999 shares issuable upon the exercise of outstanding options held by Mr. Hartman exercisable within 60 days of February 27, 1998, at which date 17,033 shares were fully vested.

 (4) Includes 7,352 shares held directly by Thomas D. Kiley, 14,705 shares held by the Kiley Family Partnership and 24,302 shares held by the Thomas D. Kiley and Nancy L.M. Kiley Revocable Trust under Agreement dated August 7, 1981. Also includes 27,941 shares issuable upon the exercise of outstanding options held by Mr. Kiley exercisable within 60 days of February 27, 1998, at which date 16,667 shares were fully vested.

 (5) Represents 25,000 shares issuable upon the exercise of outstanding options held by Robert B. Stein exercisable within 60 days of February 27, 1998, at which date 16,666 shares were vested.

 (6) Represents 11,550 shares issuable upon the exercise of outstanding options held by John P. Walker exercisable within 60 days of February 27, 1998.

 (7) Includes an aggregate of 26,000 shares held by Patricia Eastman, the spouse of Ronald W. Eastman, as custodian for Mr. Eastman's three minor children. Also includes 118,941 shares held directly by Mr. Eastman and 331,180 shares issuable upon the exercise of outstanding options held by Mr. Eastman exercisable within 60 days of February 27, 1998, at which date 221,236 shares were fully vested.

 (8) Includes 154,227 shares issuable upon exercise of outstanding options held by David L. Greenwood exercisable within 60 days of February 27, 1998, at which date 88,786 shares were fully vested.

 (9) Includes 36,617 shares held by the Harley Family Trust and 122,705 shares issuable upon the exercise of outstanding options held by Calvin B. Harley exercisable within 60 days of February 27, 1998, at which date 87,291 shares were fully vested.

(10) Includes 11,329 shares held directly by Kevin R. Kaster. Also includes 113,498 shares issuable upon the exercise of outstanding options held by Mr. Kaster exercisable within 60 days of February 27, 1998, at which date 70,295 shares were fully vested.

(11) Thomas B. Okarma joined the Company in December 1997, as Vice President, Cell Therapies. At that time, Dr. Okarma was granted an option to purchase 150,000 shares of Common Stock under the 1992 Stock Option Plan.

(12) Includes 29,943 shares issuable upon the exercise of outstanding options held by Michael D. West exercisable within 60 days of February 28, 1998, at which date 29,943 shares were fully vested. Dr. West resigned from the Company in February 1998.

                             EXECUTIVE COMPENSATION

COMPENSATION OF EXECUTIVE OFFICERS

     The following table provides certain information summarizing compensation awarded or paid to, or earned by the Company's Chief Executive Officer and its four other most highly compensated executive officers whose compensation was in excess of $100,000 (the "Named Executive Officers") for services rendered in all capacities to the Company for each of the last three fiscal years:

                           SUMMARY COMPENSATION TABLE

                                                                                             LONG-TERM
                                                                                            COMPENSATION
                                                                                               AWARDS
                                                       ANNUAL COMPENSATION                  ------------
                                         ------------------------------------------------    SECURITIES
                                                                          OTHER ANNUAL       UNDERLYING
      NAME AND PRINCIPAL POSITION        YEAR   SALARY($)   BONUS($)   COMPENSATION(1)($)    OPTIONS(#)
      ---------------------------        ----   ---------   --------   ------------------   ------------
Ronald W. Eastman......................  1997   $257,300    $46,300         $30,000           230,000
  President and Chief Executive Officer  1996    245,000     36,750          30,000           127,058
                                         1995    214,750     38,660          30,000            68,235
David L. Greenwood(2)..................  1997    198,800     38,800          64,370           165,000
  Chief Financial Officer, Vice
     President                           1996    184,100     86,820          30,000            58,823
  of Corporate Development, Treasurer,
     and                                 1995     78,750     41,200          13,750            73,529
  Secretary
Calvin B. Harley, Ph.D.................  1997    180,600     41,500          18,000           125,000
  Chief Scientific Officer               1996    172,000     25,800          18,000            35,294
                                         1995    154,897     27,890          18,000            28,928
Kevin R. Kaster, Esq...................  1997    183,500     33,000          36,131           135,000
  Vice President of Intellectual         1996    158,166     27,650              --            44,117
  Properties and Chief Patent Counsel    1995    131,038     23,590              --            18,064
Michael D. West, Ph.D.(3)..............  1997    161,700     16,200          12,000            80,000
  Vice President of New Technologies     1996    154,000     23,100          12,000            44,117
                                         1995    130,920     23,980           9,000            20,446

---------------
(1) Other annual compensation consists of monthly housing allowances and relocation allowances.

(2) Mr. Greenwood joined the Company in July 1995.

(3) Dr. West resigned from the Company in February 1998.

STOCK OPTION GRANTS IN FISCAL YEAR 1997

     The following table provides certain information regarding options granted to the Chief Executive Officer and the Named Executive Officers during the year ended December 31, 1997. No stock appreciation rights were granted during the year:

                                                                                                       POTENTIAL
                                                                                                      REALIZABLE
                                                       INDIVIDUAL GRANTS                           VALUE AT ASSUMED
                                  ------------------------------------------------------------      ANNUAL RATES OF
                                                       PERCENT OF                                        STOCK
                                  NUMBER OF SHARES   TOTAL OPTIONS                                PRICE APPRECIATION
                                     UNDERLYING        GRANTED TO     EXERCISE OR                 FOR OPTION TERM(4)
                                      OPTIONS         EMPLOYEES IN    BASE PRICE    EXPIRATION   ---------------------
              NAME                 GRANTED(#)(1)     FISCAL YEAR(2)    ($/SH)(3)       DATE       5%($)       10%($)
              ----                ----------------   --------------   -----------   ----------   --------   ----------
Ronald W. Eastman...............      150,000             12.4%         $12.75      5/23/07      $286,508   $1,589,052
                                       80,000              6.6            9.13      12/1/07       459,093    1,163,432
David L. Greenwood..............      110,000              9.1           12.75      5/23/07       210,106    1,165,305
                                        5,000              0.4           10.13      10/3/07        31,838       80,683
                                       50,000              4.1            9.13      12/1/07       459,093    1,163,432
Calvin B. Harley, Ph.D..........       65,000              5.4           12.75      5/23/07       124,153      688,589
                                       10,000              0.8            9.00      5/23/07        56,601      143,437
                                       50,000              4.1            9.13      12/1/07       286,933      727,145
Kevin R. Kaster, Esq............       90,000              7.4           12.75      5/23/07       171,905      953,431
                                        5,000              0.4           10.13      10/3/07        31,838       80,683
                                       40,000              3.3            9.13      12/1/07       229,547      581,716
Michael D. West, Ph.D. (5)......       65,000              5.4           12.75      5/23/07       124,153      688,589
                                       15,000              1.2           10.13      10/3/07        95,513      242,050

---------------
(1) Each of these stock options, which were granted under the 1992 Stock Option Plan, are exercisable in a series of installments measured from the vesting commencement date generally over 60 months, provided that each Named Executive Officer continues to provide services to the Company. In the event of certain transactions involving changes in control of the Company, the options will vest in full. The maximum term of each option grant is ten years from the date of grant.

(2) Based on an aggregate of 1,213,042 options granted by the Company in the year ended December 31, 1997 to all employees of the Company, including the Named Executive Officers.

(3) Exercise price is the average fair market value of the Common Stock underlying the stock option on the grant date.

(4) The 5% and 10% assumed annual rates of compounded stock price appreciation are mandated by the Securities and Exchange Commission. There is no assurance provided to any executive officer or any other holder of the Company's securities that the actual stock price appreciation over the ten year option term will be at the assumed 5% and 10% levels or at any other defined level. Unless the market price of the Common Stock appreciates over the option term, no value will be realized from the option grants made to the executive officers.

(5) Dr. West resigned from the Company in February 1998.

AGGREGATE OPTION EXERCISES IN FISCAL YEAR 1997 AND FISCAL YEAR-END OPTION VALUES

     The following table sets forth information with respect to options exercised during the year ended December 31, 1997 by the Chief Executive Officer and Named Executive Officers and unexercised options held as of the end of such fiscal year by such persons:

                                                                  NUMBER OF SECURITIES                VALUE OF UNEXERCISED
                                                             UNDERLYING UNEXERCISED OPTIONS           IN-THE-MONEY OPTIONS
                               SHARES                             AT FISCAL YEAR-END(#)             AT FISCAL YEAR-END($)(2)
                             ACQUIRED ON       VALUE        ---------------------------------   ---------------------------------
           NAME              EXERCISE(#)   REALIZED(1)($)   EXERCISABLE(2)   UNEXERCISABLE(2)   EXERCISABLE(3)   UNEXERCISABLE(3)
           ----              -----------   --------------   --------------   ----------------   --------------   ----------------
Ronald W. Eastman..........     3,000         $ 26,529         179,099            339,581          $987,446          $793,449
David L. Greenwood.........    10,000          152,490          68,672            218,680           292,553           447,620
Calvin B. Harley, Ph.D.....     9,306           86,946          69,381            157,115           381,054           273,364
Kevin R. Kaster, Esq.......         0                0          53,724            168,524           226,873           296,633
Michael D. West,
  Ph.D.(4).................         0                0          59,309            109,591           294,320           239,517

---------------
(1) Fair market value of the Company's Common Stock on the date of exercise (based on the closing sales price reported on the Nasdaq National Market or the actual sales price if the shares were sold by the optionee on the same date) less the exercise price.

(2) These stock options, which were granted under the 1992 Stock Option Plan, are exercisable in a series of installments measured from the vesting commencement date generally over 60 months, provided that each Named Executive Officer continues to provide services to the Company. In the event of certain transactions involving changes in control of the Company, the options will vest in full. The maximum term of each option grant is ten years from the date of grant.

(3) Based on the fair market value of the Common Stock as of December 31, 1997, quoted on the Nasdaq National Market ($8.25 per share), minus the per share exercise price, multiplied by the number of shares underlying the option.

(4) Dr. West resigned from the Company in February 1998.

EMPLOYMENT CONTRACTS, TERMINATION OF EMPLOYMENT ARRANGEMENTS AND CHANGE OF CONTROL AGREEMENTS

     The Company does not have any employment agreements with any of the Named Executive Officers.

     In the event of a change in control of the Company, the 1992 Stock Option Plan provides that each outstanding option will accelerate so that each option will be fully exercisable for all of the shares subject to such option immediately prior to the effective date of the transaction. In addition, upon the occurrence of such transaction, the Stock Option Plan provides that all of the outstanding repurchase rights of the Company with respect to shares of Common Stock acquired upon exercise of options granted under the Plan will terminate.

                        COMPENSATION COMMITTEE REPORT(1)

     In 1997, the Compensation Committee of the Board of Directors (the "Committee") consisted of Dr. Barkas and Mr. Dovey, neither of whom is an officer or an employee of the Company. Mr. Dovey resigned from the Board of directors in March 1998, as a result, there is a vacancy on the Compensation Committee. The Committee is responsible for making recommendations and taking actions concerning salaries and incentive compensation of officers and employees of the Company, including the award of stock options under the Company's stock option plan. In particular, the Committee evaluates the performance of management and determines the compensation of the Chief Executive Officer and other executive officers on an annual basis. Executive Officers who are also directors are not present during the discussion of their compensation.

---------------

(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

PHILOSOPHY

     The Company's executive compensation philosophy is to attract and retain executive officers capable of leading the Company to fulfillment of its business objectives by offering competitive compensation opportunities that reward individual contributions as well as corporate performance. Accordingly, the Company's executive compensation policies include:

     - competitive pay practices, taking into account the pay practices of life science and pharmaceutical companies with which the Company competes for talented executives;

     - annual incentive programs which are designed to encourage executives to focus on the achievement of specific short-term corporate goals as well as longer-term strategic objectives;

     - equity-based incentives designed to motivate executives over the long term, to align the interests of management and stockholders and to ensure that management is appropriately rewarded for achievements which benefit the Company's stockholders.

     In the biopharmaceutical industry, many traditional measures of corporate performance, such as earnings per share or sales growth, may not readily apply in reviewing performance of executives. Because of the Company's current stage of development, the Committee evaluates other indications of performance, such as progress of the Company's research and development programs and corporate development activities, as well as the Company's success in securing capital sufficient to enable the Company to continue research and development activities. These qualitative factors necessarily involve a subjective assessment by the Committee of individual and corporate performance. In addition, total compensation paid by the Company to its executive officers is designed to be comparable to compensation packages paid to the management of other companies of comparable size in the biopharmaceutical industry. Toward that end, the Committee may review both independent survey data as well as data gathered internally.

EXECUTIVE OFFICER COMPENSATION

     Compensation for each of the Company's executive officers, including the Chief Executive Officer, generally consists of three elements: a cash salary, a cash incentive bonus and stock option grants with exercise prices generally set at fair market value at the time of the grant. Base salaries are determined at the beginning of the fiscal year, whereas cash bonuses are awarded on a discretionary basis, usually following the Company's fiscal year-end, and are based on the achievement of corporate and individual goals set by the Board and the Company's CEO at the beginning of the year, as well as the financial condition and prospects for the Company.

     The Company has used the grant of options under its 1992 Stock Option Plan to underscore the common interests of stockholders and management. Options granted to executive officers are intended to provide a continuing financial incentive to maximize long-term value to stockholders and to make each executive's total compensation opportunity competitive. In addition, because stock options generally become exercisable over a period of several years, options encourage executives to remain in the long-term employ of the Company. In determining the size of an option to be granted to an executive officer, the Committee takes into account an officer's position and level of responsibility within the Company, the officer's existing stock and option holdings, and the potential reward to the officer if the stock price appreciates in the public market.

     In January 1997, the Committee met to evaluate the Company and individual performance against the goals for 1996 and to determine the compensation of the Company's executive officers for fiscal 1997. The Committee determined that the Company successfully achieved many of its objectives. As a result, based on corporate performance, the Committee recommended that individual executive officers receive cash bonuses, depending on the Committee's assessment of individual performance, of up to 20% of such officer's eligible 1996 compensation and options to purchase Common Stock at levels ranging from 30,000 to 150,000 shares, vesting over 5 years. In determining compensation for fiscal 1997, the Committee reviewed the results of independent surveys that provided information regarding management compensation for approximately 100 companies in the biopharmaceutical industry, categorized by geographic area and management position.

     In December 1997, the Committee met to evaluate the Company and individual performance against the goals for 1997 and to determine the compensation of the Company's executive officers for fiscal 1998. The Committee considered a variety of factors, both individual and corporate, in evaluating the performance of the Company's executive officers. As a result, based on corporate performance, the Committee recommended that individual executive officers receive cash bonuses, depending on the Committee's assessment of individual performance, of up to 25% of such officer's eligible 1997 compensation and options to purchase Common Stock at levels ranging from 40,000 to 80,000 shares, vesting over 4 years. In addition, the Committee reviewed the results of independent surveys that provided information regarding management compensation for approximately 100 companies in the biopharmaceutical industry, categorized by geographic area and management position.

CEO COMPENSATION

     For 1997, the Committee increased the salary of Mr. Eastman by approximately 15% in base salary. Mr. Eastman's contributions to the performance of the Company included strategy and structure of the Company's research programs, as well as Mr. Eastman's achievements in recruiting individuals to serve in key positions at the Company. Mr. Eastman's salary was also reviewed in comparison to compensation paid to chief executive officers of other companies in the biopharmaceutical industry. In making its determination with respect to the bonus to be awarded to Mr. Eastman for 1997, the Committee's assessment was that Mr. Eastman had significant impact in achieving company performance objectives for 1997, in particular, cloning the catalytic protein component of human telomerase and the signing of a partnership agreements with Pharmacia & Upjohn S.p.A. and Boehringer Mannheim GmbH.

COMPLIANCE WITH INTERNAL REVENUE CODE SECTION 162(M)

     Section 162(m) of the U.S. Internal Revenue Code limits the tax deductibility by a corporation of compensation in excess of $1 million paid to any of its five most highly compensated executive officers. However, compensation which qualifies as "performance-based" is excluded from the $1 million limit if, among other requirements, the compensation is payable only upon attainment of pre-established, objective performance goals under a plan approved by stockholders.

     The Compensation Committee does not presently expect total cash compensation payable for salaries to exceed the $1 million limit for any individual executive. Having considered the requirements of Section 162(m), the Compensation Committee believes that stock option grants to date meet the requirement that such grants be "performance based" and are, therefore, exempt from the limitations on deductibility. The Compensation Committee will continue to monitor the compensation levels potentially payable under the Company's cash compensation programs, but intends to retain the flexibility necessary to provide total cash compensation in line with competitive practice, the Company's compensation philosophy, and the Company's best interests.

       Alexander E. Barkas, Ph.D.                         Brian H. Dovey

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     No member of the Compensation Committee is a former or current officer or employee of the Company or any of its subsidiaries, except that Dr. Barkas served as acting President and Chief Executive Officer of the Company from March 1992 until May 1993. No executive officer of the Company serves as a member of the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

                              PERFORMANCE GRAPH(1)

     The following graph compares total stockholder returns of the Company since its initial public offering of Common Stock on July 30, 1996 to two indices: the Nasdaq CRSP Total Return Index for the Nasdaq Stock Market-U.S. Companies (the "Nasdaq-US") and the Nasdaq Pharmaceutical Index (the "Nasdaq-Pharmaceutical"). The total return for the Company's stock and for each index assumes the reinvestment of dividends, although dividends have never been declared on the Company's stock, and is based on the returns of the component companies weighted according to their capitalizations as of the end of each monthly period. The Nasdaq-US tracks the aggregate price performance of equity securities of U.S. companies traded on the Nasdaq National Market (the "NNM"). The Nasdaq-Pharmaceutical tracks the aggregate price performance of equity securities of pharmaceutical companies traded on the NNM. The Company's Common Stock is traded on the NNM and is a component of both the Nasdaq-US and the Nasdaq-Pharmaceutical.

           COMPARISON OF CUMULATIVE TOTAL RETURN ON INVESTMENT SINCE THE COMPANY'S INITIAL PUBLIC OFFERING ON JULY 30, 1996(2)

        MEASUREMENT PERIOD                                                       NASDAQ
      (FISCAL YEAR COVERED)               GERON             NASDAQ US        PHARMACEUTICAL
7/31/96                                    100                 100                 100
8/30/96                                     89                 106                 107
9/30/96                                     90                 114                 115
10/31/96                                    98                 112                 110
11/29/96                                   102                  91                 108
12/31/96                                   171                 119                 111
1/31/97                                    168                 128                 121
2/28/97                                    139                 121                 121
3/31/97                                    126                 113                 106
4/30/97                                    127                 116                  99
5/31/97                                    115                 130                 114
6/30/97                                     97                 134                 114
7/31/97                                     87                 148                 117
8/31/97                                    124                 147                 116
9/30/97                                    140                 156                 128
10/31/97                                   135                 148                 121
11/30/97                                   110                 149                 118
12/31/97                                   106                 146                 115

---------------
(1) This Section is not "soliciting material," is not deemed "filed" with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended (the "Securities Act"), or the Exchange Act, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

(2) Shows the cumulative total return on investment assuming an investment of $100 in each of the Company, the Nasdaq-US and the Nasdaq-Pharmaceutical on July 30, 1996. The cumulative total return on the Company's stock has been computed based on an initial price of $8.00 per share, the price at which the Company's shares were sold in its initial public offering on July 30, 1996.

                              CERTAIN TRANSACTIONS

     In May 1993, the Company provided an interest-free loan to Jeryl L. Hilleman, Vice President of Operations, in the principal amount of $50,000, due May 20, 1996, pursuant to a note secured by a second deed of trust to Ms. Hilleman's residence in Palo Alto, California. On May 20, 1996, the Company agreed to extend the due date of this note to the earlier of May 22, 1997 or nine months following the closing of an initial public offering of the Common Stock, with an interest rate of 6% per annum, beginning as of May 21, 1996. On January 28, 1997, the Company agreed to extend the due date of this note to December 31, 1998 on an interest-free basis with all unpaid principal and interest due at such time. In May 1997, Ms. Hilleman resigned from the Company and repaid the entire outstanding balance of the note.

     In July 1993, the Company provided a loan to Michael D. West, Vice President of New Technologies and a Director of the Company, in the principal amount of $55,000, with an interest rate of 3.95%, due July 7, 1996, pursuant to a note secured by stock pledge agreement. On May 20, 1996, the Company agreed to extend the due date of this note to the earlier of July 7, 1997 or nine months following the closing of an initial public offering of the Company's Common Stock, with an interest rate of 6.0% per annum, beginning as of July 8, 1996. On January 28, 1997, the Company agreed to extend the due date of this note to December 31, 1998 at an interest rate of 6.0% with all unpaid principal and interest due at such time. As of December 31, 1997, $61,324 was outstanding under the note. In February 1998, Dr. West resigned from the Company and repaid the entire outstanding balance of the note.

     In December 1993, the Company provided an interest-free loan to Calvin B. Harley, Chief Scientific Officer, in the principal amount of $150,000, due December 1, 1996, pursuant to a note secured by a second deed of trust to Dr. Harley's residence in Palo Alto, California. On December 1, 1996, the Company agreed to extend the due date of the interest-free loan to December 31, 1998. As of December 31, 1997, $150,000 was outstanding under the note. In addition, in connection with the exercise of an option to purchase Common Stock granted pursuant to the Stock Option Plan, in October 1994, the Company provided a loan to Dr. Harley, pursuant to a note secured by a stock pledge agreement, in the principal amount of $14,850, with an interest rate of 5.91%, due upon the earlier of October 20, 1997 or 30 days following any sale of the shares of Common Stock purchased with the loan by Dr. Harley. In August 1997, Dr. Harley repaid the entire outstanding balance of the note.

     In March 1995, in connection with the exercise of an option to purchase Common Stock granted pursuant to the Stock Option Plan, the Company provided a loan to Ronald W. Eastman, pursuant to a note secured by a stock pledge agreement, in the principal amount of $44,550, with an interest rate of 7.07%, due upon the earlier of March 6, 1998 or 30 days following any sale of the shares of Common Stock purchased with the loan by Mr. Eastman. In August 1997, Mr. Eastman repaid the entire outstanding balance of the note.

     In September 1995, the Company provided two loans to David L. Greenwood, Chief Financial Officer, Vice President of Corporate Development, Treasurer and Secretary, one in the principal amount of $200,000, with an interest rate of 6.00%, due September 30, 1996, and the other in the principal amount of $120,000, interest-free, due on the earlier of September 30, 1998 or nine months following the closing of an initial public offering of the Common Stock. Both loans were made pursuant to notes secured by a second deed of trust to Mr. Greenwood's residence in Monte Sereno, California. On September 30, 1996, an aggregate of $200,000 in principal amount under such notes remained outstanding and the Company combined the two notes and extended the due date to December 31, 1998 on an interest-free basis. In September 1997, Mr. Greenwood repaid the entire outstanding balance of the note.

     In addition, the Company has entered into consulting arrangements with Messrs. Kiley and Walker. See "Compensation of Directors."

     The Company has entered into indemnity agreements with all of its officers and directors which provide, among other things, that the Company will indemnify such officer or director, under the circumstances and to the extent provided for therein, for expenses, damages, judgments, fines, settlements he or she may be required to pay in actions or proceedings which he or she is or may be made a party by reason for his position as a director, officer or other agent of the Company, and otherwise to the full extent permitted under Delaware law and the Company's By-laws.

            SECTION 16(A) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than 10% of a registered class of the Company's equity securities (collectively "Reporting Persons"), to file with the SEC initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Reporting persons are required by SEC regulations to furnish the Company with copies of all Section 16(a) forms they file.

     To the Company's knowledge, based solely on a review of the copies of such reports furnished to the Company and written representations that no other reports were required, the Company believes that during fiscal year ended December 31, 1997, all Reporting Persons complied with the applicable filing requirement, with the following exceptions: (a) a Form 3 was filed late in connection with the appointment of John P. Walker as a director of the Company in March 1997 and (b) a Form 3 was filed late in connection with the appointment of Thomas B. Okarma as Vice President of Cell Therapies in December 1997.

                                 OTHER MATTERS

     The Board of Directors knows of no other matters that will be presented for consideration at the Annual Meeting. If any other matters are properly brought before the meeting, it is the intention of the persons named in the accompanying proxy to vote on such matters in accordance with their best judgment.

                                          By Order of the Board of Directors

                                          LOGO
                                          David L. Greenwood
                                          Secretary
April 2, 1998

     A COPY OF THE COMPANY'S ANNUAL REPORT TO STOCKHOLDERS FOR THE FISCAL YEAR ENDED DECEMBER 31, 1997 WILL BE DISTRIBUTED TO ALL STOCKHOLDERS AT A LATER DATE AND IS AVAILABLE WITHOUT CHARGE UPON WRITTEN REQUEST TO GERON CORPORATION, 230 CONSTITUTION DRIVE, MENLO PARK, CALIFORNIA, 94025.

          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                               GERON CORPORATION
                      1998 ANNUAL MEETING OF STOCKHOLDERS

    The undersigned stockholder of Geron Corporation, a Delaware corporation, (the "Company") hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated April 2, 1998, and hereby appoints Ronald W. Eastman and David L. Greenwood, or either of them, as proxies and attorneys-in-fact with full power to each of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 1998 Annual Meeting of Stockholders of Geron Corporation to be held on May 29, 1998, at 9:00 a.m., at the headquarters of the Company at 230 Constitution Drive, Menlo Park, California 94025, and at any adjournment(s) or postponement(s) thereof, and to vote all shares of Common Stock that the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side, and in their discretion, upon such other matter or matters that may properly come before the meeting and any adjournment(s) thereof.

    This proxy will be voted as directed or, if no contrary direction is indicated, will be voted as follows: (1) for the election of two Class II Directors to serve for a term of three years; (2) for the approval and ratification of an amendment to the Company's 1992 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance thereunder by 500,000 shares; (3) for ratification of the selection of Ernst & Young LLP as independent auditors and as said proxies deem advisable on such other matters as may come before the meeting.

                   CONTINUED AND TO BE SIGNED ON REVERSE SIDE

[X] Please mark your votes as in this example.

1. Election of Class II Directors

   [ ] FOR all nominees (except as indicated) [ ] WITHHOLD authority to vote for all nominees

   Nominees: Ronald W. Eastman and Thomas D. Kiley, Esq.

   If you wish to withhold authority to vote for any individual nominee, strike a line through that individual's name.

2. To approve and ratify an amendment to the Company's 1992 Stock Option Plan to increase the number of shares of Common Stock reserved for issuance
   thereunder by 500,000 shares.    [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

3. To ratify the selection of Ernst & Young LLP as the Company's independent auditors for the fiscal year ending December 31, 1998.
   [ ] FOR  [ ] AGAINST  [ ] ABSTAIN

                                                        Note: This Proxy should
                                                        be marked, dated, signed
                                                        by the stockholder(s)
                                                        exactly as his or her
                                                        name appears hereon, and
                                                        returned in the enclosed
                                                        envelope.

                                                        SIGNATURE(S)

    ----------------------------------------------------------------------------

                                                                            DATE
                                                        ------------------------

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD IN THE ENCLOSED ENVELOPE. Please sign exactly as name(s) appears hereon. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee, or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.